Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following is a summary of the material terms of the securities of Hanesbrands Inc., a Maryland corporation (the “Company”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of December 28, 2019, and provisions of the Company’s charter and bylaws. The summary is subject to and qualified in its entirely by reference to the charter and bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K. The following also summarizes certain provisions of the Maryland General Corporation Law (the “MGCL”) and is subject to and qualified in its entirely by reference to the MGCL.
General
Our charter provides that we may issue up to 2,000,000,000 shares of common stock, par value $0.01 per share, and up to 50,000,000 shares of preferred stock, par value $0.01 per share, and permits our board of directors, without stockholder approval, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. The MGCL provides that our stockholders are generally not obligated to us or our creditors with respect to our stock, except to the extent that the subscription price or other agreed upon consideration has not been paid.
Common Stock
General.    Holders of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and generally have no appraisal rights. Holders of our common stock are entitled to receive dividends when, as and if authorized by our board of directors and declared by us out of our assets legally available for the payment of dividends. Holders of our common stock are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to, and may be adversely affected by, the preferential rights granted to any other class or series of our stock, including our preferred stock.

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. Except as provided with respect to any other classes or series of stock, the holders of our common stock will possess exclusive voting power. Pursuant to our bylaws, directors in uncontested elections are elected upon the affirmative vote of a majority of the total votes cast for and against such nominee at a duly called meeting of stockholders. However, under our corporate governance guidelines, if in an uncontested election for director a nominee (whether or not an incumbent) does not receive the affirmative vote of a majority of the total votes cast for and against such nominee, the nominee must offer, following certification of the election results, to submit his or her resignation to our board of directors for consideration. Our governance and nominating committee will make a recommendation to our board of directors as to whether to accept or reject the resignation, taking into account any factors or other information that it considers appropriate and relevant. Directors in contested elections are elected by the affirmative vote of a plurality of the votes cast. In both uncontested and contested elections, holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.
Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for the approval of these matters by a lesser percentage, as long as such percentage is not less than a majority of all the votes entitled to be cast on the matter. Our charter provides for approval by a majority of all the votes entitled to be cast in these situations, except for certain amendments to our charter relating to the removal of directors.

Holders of our common stock, solely by virtue of their holdings, do not have preemptive rights to subscribe for or purchase any shares of our capital stock which we may issue in the future.
Our common stock is and is expected to remain uncertificated. Therefore, our stockholders will not be able to obtain stock certificates.
Preferred Stock

General.    Our charter authorizes our board of directors to authorize “blank check” preferred stock. Our board of directors can classify and issue from time to time any unissued shares of preferred stock and reclassify any previously classified but unissued shares of any class or series of preferred stock. The applicable terms of a particular class or series of preferred stock will be set forth in the articles supplementary or amendment to our charter establishing such class or series of preferred stock. These terms must include, but are not limited to, some or all of the following:

•	title of the class or series;

•	the number of shares of the class or series, which number our board of directors may thereafter increase or decrease;

•	whether and in what circumstances the holder is entitled to receive dividends and other distributions;

•	whether (and if so, when and on what terms) the class or series can be redeemed by us or the holder or converted or exchanged by the holder;

•	whether the class or series will rank senior or junior to or on parity with any other class or series of preferred stock; and

•	voting and other rights of the class or series, if any.

Unless otherwise described in the articles supplementary or amendment, in the event we liquidate, dissolve or wind up our affairs, the holders of any class or series of preferred stock will have preference over the holders of common stock and any other capital stock ranking junior to such class or series for payment out of our assets of the amount specified in the applicable articles supplementary.
Holders of our preferred stock, solely by virtue of their holdings, do not have preemptive rights to subscribe for or purchase any shares of our capital stock which we may issue in the future.
Certain Provisions of Maryland Law and of Our Charter and Bylaws That Could Have the Effect of Delaying, Deferring or Preventing a Change in Control
Provisions of the MGCL, our charter and bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer or merger;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging those proposals because negotiation with such proponent could result in an improvement of their terms.
Board of Directors.    Our charter and bylaws provide that the number of our directors may be established by the board of directors but may not be fewer than the minimum number required by the MGCL (which is currently one) nor more than 25. Pursuant to our charter, we have elected to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on our board of directors. Accordingly, except as may be provided by our board of directors in setting the terms of any class or series of stock, including any class or series of preferred stock, any vacancy on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred.
Our board of directors is not currently classified. However, it would be permissible under the MGCL for our board of directors to classify or declassify itself without stockholder approval.
Our charter provides that, subject to the rights of one or more classes or series of preferred stock, a director may be removed from office only for cause (as defined in our charter), and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of the charter, cause means, with respect to any director, the conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the corporation through bad faith or active and deliberate dishonesty.
Authority to Issue “Blank Check” Preferred Stock.    The rights of holders of our common stock or preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Prior to issuance of shares of each class or series, our board of directors is required under the MGCL and by our charter to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Shares of preferred stock we issue may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors.

Power to Reclassify Shares of Our Common and Preferred Stock.    Our charter also authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of capital stock, and permits a majority of our entire board of directors, without stockholder approval, to amend the charter to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that we have authority to issue.
We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock or in the amount of voting securities outstanding by at least 20%. If the approval of our stockholders is not required for the issuance of our common stock or preferred stock, our board of directors may determine not to seek stockholder approval. Although we have no present intention of doing so, we could issue a class or series of stock that could, depending on the terms of such class or series, have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be believed to be in the best interest of our stockholders.
Business Combinations.    Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include certain mergers, consolidations, statutory share exchanges, asset transfers or issuances or reclassifications of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•
an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms or conditions determined by the board.
After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by the holders of voting stock of the corporation other than voting shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply to business combinations in which, among other conditions, the common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute provides for various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.

The business combination statute could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise believed to be in the best interest of our stockholders.
Control Share Acquisitions.    Maryland’s control share acquisition act provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock, which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders, to be held within 50 days after a request and written undertaking, to consider the voting rights of the control shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including delivery of an acquiring person statement and a written undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value of the control shares is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may elect to exercise appraisal rights.
The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting any and all acquisitions by any person of shares of our stock from Maryland’s control share acquisition act. Our board of directors may, however, amend or eliminate this provision in the future without stockholder approval.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•
a requirement that a vacancy on the board be filled only by a vote of the remaining directors (whether or not they constitute a quorum) and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is duly elected and qualifies; or

•	a majority requirement for the calling of a special meeting of stockholders.

We have elected to be subject to the provision of Subtitle 8 that provides that vacancies on our board of directors may be filled only by the remaining directors (whether or not they constitute a quorum) and that a director elected by the board of directors to fill a vacancy will serve for the remainder of the full term of the directorship. We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our board of directors without stockholder approval. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (1) vest in our board of directors the exclusive power to fix the number of directors and (2) provide that a director may be removed only for cause (as defined in our charter), and then only by the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of directors.

Amendments to the Charter.    Subject to certain exceptions, our charter may be amended only if declared advisable by the board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter. Among the exceptions provided for in the charter, the board of directors may, without action by our stockholders, amend our charter to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that we have authority to issue, or change the name or designation or par value of any class or series of our capital stock or the aggregate par value. In addition, certain amendments to provisions of our charter relating to removal of directors require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter.
Advance Notice of Director Nominations and New Business.    Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of other business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of the board of directors; or

•
by a stockholder who is a holder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures provided for in our bylaws.

In order to comply with the advance notice procedures of our bylaws, stockholders generally must provide notice to our secretary not earlier than the 150th day or later than 5:00 p.m., Eastern Time, on the 120th day before the first anniversary of the date our proxy statement was released for the preceding year’s annual meeting.
With respect to special meetings of stockholders, only the business specified in our notice of the special meeting may be brought before the meeting. Nominations of persons for election to the board of directors at a special meeting may be made only:

•	by or at the direction of the board of directors; or

•
provided that the special meeting has been called in accordance with the procedures in our bylaws for stockholder-requested special meetings for the purpose of electing directors, by a stockholder who is a holder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in our bylaws.

Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting or later than 5:00 p.m., Eastern Time, on the later of the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees of our board of directors to be elected at the meeting.

A stockholder’s notice must contain certain information specified by our bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in us.

Special Meetings of Stockholders Pursuant to our bylaws, our chairman, our president, our chief executive officer or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast not less than a twenty percent (20%) of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and deliver the notice of the special meeting.
Stockholder Action by Written Consent.    Our bylaws provide that any action required or permitted to be taken at any meeting of our stockholders may be taken without a meeting only by a unanimous consent given in writing or by electronic transmission by each stockholder entitled to vote on the matter or, if the action is advised and submitted to the stockholders for approval by the board of directors, by a written consent of stockholders entitled to cast not less than the minimum number of votes that would be necessary to take such action at a meeting of stockholders.
Exclusive Forum. Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, or the “designated courts,” will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our current or former directors, officers, employees, stockholders or agents to us or to our stockholders, (c) any action asserting a claim against us or any of our current or former directors, officers, employees, stockholders or agents arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our current or former directors, officers, employees, stockholders or agents that is governed by the internal affairs doctrine.
If any action containing a cause of action or claim whose subject matter is within the scope of the preceding paragraph is filed in a court other than one of the designated courts in the name of any stockholder (including a beneficial owner) or derivatively on behalf of our company, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the designated courts in connection with such action to enforce the preceding sentence; (ii) transfer of such action to the United States District Court for the District of Maryland, Northern Division, if such action was filed in a United States District Court; (iii) dismissal of such action in favor of refiling in the designated courts if such action was filed in a court other than a United States District Court; and (iv) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in such action as agent for such stockholder.
Limitation of Liability and Indemnification of Directors and Officers. Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or are threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and the action was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
In addition, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification, and then only for expenses. A court may order indemnification for expenses if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.
In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking, which may be unsecured, by the director or officer or on his or her behalf to repay the amount paid if it shall ultimately be determined that the standard of conduct was not met.

Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:

•	any present or former director or officer who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
The Company also maintains indemnity insurance as permitted by Section 2-418 of the MGCL, pursuant to which its officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related losses under the Securities Act of 1933, as amended, or the Exchange Act.